Exhibit 99.1
Sutor Technology Group Limited Announces First Quarter
of Fiscal Year 2012 Financial Results

CHANGSHU, China, November 14/PRNewswire-Asia/ -- Sutor Technology Group Limited (the "Company" or "Sutor") (Nasdaq: SUTR), a leading China-based non-state-owned manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications, today announced its unaudited financial results for the first quarter of fiscal year 2012 ended September 30, 2011.

Fiscal first quarter results highlights:

	1QFY2012	1Q FY2011	Change
Revenues (million):	$130.2	$101.9	27.8%
Gross profit (million):	$11.0	$8.4	31.0%
Gross margin	8.4%	8.3%	1.2%
Net income (million):	$4.8	$3.4	41.2%
EPS:	$0.12	$0.08	50.0%

“We are pleased with our first quarter results as we achieved outstanding results despite unstable political and economic situations overseas and slowdown in economic growth in China during the past quarter,” commented by Ms. Lifang Chen, Chief Executive Officer and Chairwoman of Sutor. “Once again our integrated production processes and diversified product portfolio enabled us to maintain stable growth when certain sectors of the Chinese economy were experiencing a difficult time. We are particularly pleased with the fact that our quarterly international sales were historically high. We believe that we are positioned to capitalize on our intensified marketing efforts when the global economy eventually recovers.”

Ms. Chen continued, “We believe we have in place an achievable plan for near-term and mid-term growth. We will constantly evaluate rewards and risks to maintain sustainable growth.  The construction progress of our new cold-roll production line of 500,000 metric tons designed annual capacity is on track.  We have completed the construction of the workshop building and plan to start commercial operations in July 2012. We have been repurchasing our shares since the announcement of the program in September.  We take very seriously our responsibilities as a U.S. public company. We will continue to take measures to improve our corporate governance and evaluate all options to maximize shareholder value.”

Revenue. For the three months ended September 30, 2011, revenue was $130.2 million compared to $101.9 million for the same period last year, an increase of approximately 27.8%. The increase was mainly attributable to the increased production capacity utilization and output of our 400,000 metric tons HDG production lines at Jiangsu Cold-Rolled which generated approximately $47.5 million for this quarter as compared to $27.0 million for the same period last year.  In addition, we also benefited from higher sales volume and higher prices for our PPGI products due to higher demand and raw material prices in this quarter which was partially offset by lower revenue from cold-rolled steel products as most of them were used internally for the production of our higher end products in the quarter ended on September 30, 2011.

On a geographic basis, revenue generated from outside of China was $24.8 million, or 19.1% of total revenue, for the three months ended September 30, 2011, as compared to $7.0 million, or 6.9% of total revenue, for the same period in 2010. The increase mainly resulted from our successful efforts to expand product penetration into new markets, increase brand recognition and foster acceptance of our products in the international markets.

Cost of revenue. Cost of revenue increased $25.7 million, or 27.5%, to $119.2 million in the three months ended September 30, 2011 from $93.5 million in the same period in 2010. As a percentage of revenue, cost of revenue decreased slightly to 91.6% in the three months ended September 30, 2011 from 91.7% in the same period last year.  We believe the increase in cost of revenue was generally in line with the increase in sales revenue.

Gross profit and gross margin. Gross profit increased $2.6 million to $11.0 million in the three months ended September 30, 2011 from $8.4 million in the same period in 2010. Gross profit as a percentage of revenue (gross margin) was 8.4% in the three months ended September 30, 2011, as compared to 8.3% in the same period in 2010.

Total operating expenses. Our total operating expenses increased approximately $2.3 million to $5.3 million in the three months ended September 30, 2011 from $3.0 million in the same period in 2010. As a percentage of revenue, our total operating expenses increased to 4.1% in the three months ended September 30, 2011 from 2.9% in the same period in 2010.

Selling expenses. Our selling expenses increased approximately $0.9 million to $2.3 million in the three months ended September 30, 2011, from $1.4 million in the same period in 2010. As a percentage of revenue, our selling expenses increased to 1.8% for the three months ended September 30, 2011, from 1.4% for the same period last year. The dollar and percentage increase of selling expenses was primarily due to the increased international sales which generally had relatively higher shipping costs than domestic sales.

General and administrative expenses. General and administrative expenses increased $1.3 million, or 81.3%, to $2.9 million, or 2.2% of the total revenue, in the three months ended September 30, 2011, from $1.6 million, or 1.6% of revenue, in the same period in 2010. Several factors contributed to the increased general and administrative expenses, including banking related fees related to a line of credit from an overseas financial institution, increased insurance premiums, and administrative and startup expenses associated with our subsidiary, Sutor Technology Co., Ltd.   Furthermore, the management expenses at the three other operating subsidiaries in this quarter were also higher than the same period last year due to overall inflationary environment in China.

Provision for income taxes. Our provision for income taxes decreased $1.5 million as compared to $0.6 million in the same period last year primarily due to tax refunds. In the three months ended September 30, 2011, Changshu Huaye and Jiangsu Cold-Rolled received tax refunds of $0.3 million and $1.1 million, respectively.

Net income. Net income, without including the foreign currency translation adjustment, increased approximately $1.4 million, or 41.2%, to $4.8 million in the three months ended September 30, 2011, from $3.4 million in the same period in 2010, as a cumulative result of the above factors.

Liquidity and Capital Resources

As of September 30, 2011, our total short-term loans were approximately $110.3 million. We also had approximately $36.1 million under long-term notes payable.  We had approximately $26.0 million cash and cash equivalents and $85.8 million restricted cash. In addition, we also had an unused line of credit with banks of approximately $15 million which entitled us to draw bank loans for general corporate purposes.  As of September 30, 2011, our current assets were approximately $369.9 million and current liabilities $213.3 million. The current ratio was approximately 1.7.  We believe that we have sufficient liquidity and capital resources to carry out normal operating activities for the remainder of fiscal year 2012.

Business Outlook

We maintain our anticipation that both revenue and net income of the Company will grow at a compound annual growth rate (CAGR) of approximately 25% to 35% for the next two fiscal years. Although Chinese GDP growth rate is expected to decline from approximately 9% this year to around 8% next year partially due to anticipated lower infrastructure spending next year, we believe that the benefits from our larger exposure to the growing consumer durables sector will offset the disadvantages that may be caused by our limited exposure to the construction sector.

Conference Call Information

Sutor's management will host an earnings conference call on Tuesday, November 15, 2011, at 9:00 a.m. eastern time. Listeners may access the call by dialing US: 1 877 847 0047, China: 800 876 5011, Hong Kong 852 3006 8101, access code: SUTR. A recording of the call will be available shortly after the call through December 14, 2011. Listeners may access it by dialing US: 1 866 572 7808, China: 800 876 5013, Hong Kong: 852 3012 8000, access code: 658119.

About Sutor Technology Group Limited

Sutor is a leading China-based non-state-owned manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. These products are used for household appliances, solar water heaters, automobiles, information technology, construction, and other applications. Currently Sutor has three operating subsidiaries located in two provinces with 12 major production lines capable of processing approximately 2 million metric tons of steel products annually. To learn more about the company, please visit http://www.sutorcn.com/en/index.php.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements include, among others, those concerning our financial and business outlook in the next two years, our expectation regarding cash flow and liquidity, our new facility and capacity expansion, and its expected impact on the Company's business and financial performance, our expectations regarding the market for our existing products and new products, our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to new and existing products, any projections of sales, earnings, revenue, margins or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements regarding future economic conditions or performance, uncertainties related to conducting business in China and the current global economic crisis on our business and on our customers’ business, and any of the factors and risks mentioned in the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended June 30, 2011 and subsequent SEC filings. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

Mr. Jason Wang, Director of IR
Sutor Technology Group Limited
Tel: +86-512-5268-0988
Email: investor_relations@sutorcn.com

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	June 30,
	2011	2011
ASSETS
Current Assets:
Cash and cash equivalents	$26,007,330	$21,324,931
Restricted cash	85,798,276	72,326,482
Trade accounts receivable, net of allowance for doubtful accounts of $1,046,557 and $856,554, respectively	15,213,255	3,969,090
Other receivables and prepayments, net of allowance for doubtful accounts of $540,577 and $529,068, respectively	2,897,704	2,004,044
Advances to suppliers, related parties, net of allowance of $223,042 and $127,903, respectively	128,949,825	116,772,842
Advances to suppliers, net of allowance of $392,363 and $493,761, respectively	52,029,455	42,067,716
Inventory, net of allowance for obsolescence of $89,289 and $88,346, respectively	58,266,818	46,197,179
Notes receivable	297,098	168,029
Deferred income taxes	402,416	363,497
Total Current Assets	369,862,177	305,193,810

Advances for Purchase of Long Term Assets	82,058	81,191
Property, Plant and Equipment, net of accumulated depreciation of $37,565,344 and $35,081,522, respectively	79,121,503	79,103,131
Intangible Assets, net of accumulated amortization of $532,794 and $509,200, respectively	3,098,345	3,083,569
TOTAL ASSETS	$452,164,083	$387,461,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$88,934,576	$55,674,454
Advances from customers	9,627,165	11,737,085
Other payables and accrued expenses	4,480,445	4,840,135
Other payables - related parties	-	594,105
Short-term notes payable	110,259,352	95,494,490
Total Current Liabilities	213,301,538	168,340,269

Long-Term Notes Payable	36,136,282	23,626,900
Total Liabilities	249,437,820	191,967,169

Stockholders' Equity
Undesignated preferred stock - $0.001 par value; 1,000,000 shares authorized; no shares outstanding	-	-
Common stock - $0.001 par value; authorized: 500,000,000 shares at September 30, 2011 and June 30, 2011; issued: 40,745,602 shares at September 30, 2011 and June 30, 2011; outstanding: 40,688,667 and 40,745,602 at September 30, 2011 and June 30, 2011, respectively	40,745	40,745
Additional paid-in capital	42,615,603	42,584,974
Statutory reserves	15,662,039	15,662,039
Retained earnings	111,911,160	107,137,213
Accumulated other comprehensive income	32,556,962	30,069,561
Treasury stock, at cost, 56,935 and 0 shares at September 30, 2011 and June 30, 2011, respectively	(60,246)	-
Total Stockholders' Equity	202,726,263	195,494,532
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$452,164,083	$387,461,701

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(Unaudited)

	For The Three Months Ended
	September
	2011	2010

Revenue:
Revenue	$98,396,515	$39,560,159
Revenue from related parties	31,799,102	62,386,937
	130,195,617	101,947,096

Cost of Revenue
Cost of revenue	91,021,596	31,930,290
Cost of revenue from related party sales	28,185,164	61,581,246
	119,206,760	93,511,536

Gross Profit	10,988,857	8,435,560

Operating Expenses:

Selling expenses	2,335,780	1,380,478
General and administrative expenses	2,925,498	1,643,145
Total Operating Expenses	5,261,278	3,023,623
Income from Operations	5,727,579	5,411,937

Other Incomes/(Expenses):
Interest income	290,208	189,313
Other income	5,358	22,037
Interest expense	(1,728,540)	(1,534,810)
Other expense	(381,491)	(65,714)
Total Other Income/(Expense)	(1,814,465)	(1,389,174)

Income Before Taxes	3,913,114	4,022,763
Provision for income taxes	860,833	(610,195)
Net Income	$4,773,947	$3,412,568

Basic Earnings per Share	$0.12	$0.08
Diluted Earnings per Share	$0.12	$0.08

Basic Weighted Shares Outstanding	40,717,135	40,715,602
Diluted Weighted Shares Outstanding	40,717,135	40,715,602

Net Income	$4,773,947	$3,412,568
Foreign currency translation adjustment	2,487,401	3,076,798
Comprehensive Income	$7,261,348	$6,489,366

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For The Three Months Ended
	September 30
	2011	2010
Cash Flows from Operating Activities:
Net income	$4,773,947	$3,412,568
Adjustments to reconcile net income to net cash provided by/(used in) operating activities
Depreciation and amortization	2,121,341	1,876,098
Deferred income taxes	(34,938)	33,807
Foreign currency exchange (gain)/loss	(388,019)	31,603
Stock based compensation	30,629	31,368
Gain on sale of assets	-	(4,670)
Changes in current assets and liabilities:
Trade accounts receivable, net	(11,186,323)	2,680,916
Other receivable and prepayment	(871,213)	(267,941)
Advances to suppliers	(9,485,762)	(3,789,606)
Advances to suppliers - related parties	(10,883,325)	(24,309)
Inventory	(11,543,767)	3,978,750
Accounts payable	32,573,843	(11,340,879)
Advances from customers	(2,219,686)	4,590,240
Other payables and accrued expenses	(276,183)	293,252
Other payables - related parties	(598,765)	53,095
Net Cash Provided by/(Used In) Operating Activities	(7,988,221)	1,554,292

Cash Flows from Investing Activities:
Changes in notes receivable	(126,917)	(472,525)
Purchase of property, plant and equipment, net of value added tax refunds received	(1,279,114)	(371,661)
Proceeds from sale of assets	-	5,899
Net change in restricted cash	(12,663,713)	3,967,261
Net Cash Provided by/(Used In) Investing Activities	(14,069,744)	3,128,974

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable	64,089,630	41,910,402
Payments on notes payable	(37,490,466)	(43,092,361)
Payments on repurchase of common stock	(60,246)	-
Net Cash Provided by/(Used In) Financing Activities	26,538,918	(1,181,959)

Effect of Exchange Rate Changes on Cash	201,446	245,993

Net Change in Cash	4,682,399	3,747,300
Cash and Cash Equivalents at Beginning of Year	21,324,931	13,336,736
Cash and Cash Equivalents at End of Year	$26,007,330	$17,084,036

Supplemental Non-Cash Financing Activities:
Offset of notes payable to related parties against receivable from related parties (Note 7)	$10,174,023	$9,779,078
Supplemental Cash Flow Information:
Cash paid during the year for interest	$1,501,992	$1,396,978
Cash paid/(refund) during the year for income taxes	$(620,007)	$377,064